EXHIBIT 5.1





                               July 2, 1996







Manatron, Inc.
2970 South 9th Street
Kalamazoo, Michigan 49009

Re:  MANATRON, INC.
     REGISTRATION STATEMENT ON FORM S-8
     MANATRON, INC. EMPLOYEE STOCK OWNERSHIP AND SALARY DEFERRAL PLAN

Dear Sir or Madam:

          We represent Manatron, Inc., a Michigan corporation (the "Company"), with respect to the above-captioned registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933 (the "Act") to register 200,000 shares of Common Stock, no par value ("Common Stock").

          As counsel for the Company, we are familiar with its Restated Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company to authorize the issuance of the Common Stock to be sold pursuant to the Registration Statement. We have also reviewed and assisted in preparing the Registration Statement. On the basis of the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Michigan.

     2. The Company has an authorized capitalization of seven million five hundred thousand (7,500,000) shares of Common Stock, and two million (2,000,000) shares of Preferred Stock, no par value.

     3. The Common Stock will be, when duly registered under the Securities Act and issued and delivered as described in the Registration Statement, legally issued, fully paid, and nonassessable.





          We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to the Manatron, Inc. Employee Stock Ownership and Salary Deferral Plan.

                                  Very truly yours,

                                  WARNER NORCROSS & JUDD LLP


                                  By  /S/ STEPHEN C. WATERBURY
                                      Stephen C. Waterbury
                                      A Partner